Grant Park Fund Weekly Commentary

For the Week Ended July 15, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (Aug 2006 - Jul 2011)

Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	-0.2%	1.5%	-6.4%	5.5%	-1.5%	4.3%	5.5%	4.3%	12.4%	-16.4%	0.4	0.5
B**	-0.2%	1.5%	-6.8%	4.9%	-2.2%	3.6%	N/A	3.6%	12.4%	-17.1%	0.3	0.4
Legacy 1***	-0.1%	1.6%	-5.3%	7.3%	N/A	N/A	N/A	-1.3%	11.5%	-10.9%	-0.1	-0.1
Legacy 2***	-0.1%	1.6%	-5.5%	6.9%	N/A	N/A	N/A	-1.6%	11.5%	-11.1%	-0.1	-0.2
Global 1***	-0.2%	1.6%	-6.1%	3.4%	N/A	N/A	N/A	-3.3%	10.8%	-13.3%	-0.3	-0.4
Global 2***	-0.2%	1.6%	-6.3%	3.1%	N/A	N/A	N/A	-3.7%	10.8%	-13.5%	-0.3	-0.4
Global 3***	-0.3%	1.5%	-7.2%	1.3%	N/A	N/A	N/A	-5.4%	10.8%	-14.6%	-0.5	-0.6

S&P 500 Total Return Index****	-2.0%	-0.3%	5.7%	21.8%	3.5%	2.8%	2.8%	2.8%	17.9%	-50.9%	0.2	0.2
Barclays Capital U.S. Long Gov Index****	0.6%	2.3%	4.7%	1.3%	6.8%	7.3%	6.8%	7.3%	11.2%	-12.3%	0.7	1.1

* Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	37%					36%
Energy	11%	Long	Brent Crude Oil	3.2%	Long	11%	Long	Brent Crude Oil	3.4%	Long
			Heating Oil	2.6%	Long			Heating Oil	2.6%	Long
Grains/Foods	12%	Long	Sugar	3.3%	Long	12%	Long	Sugar	3.0%	Long
			Wheat	2.3%	Short			Corn	2.3%	Long
Metals	14%	Long	Gold	4.5%	Long	13%	Long	Gold	4.2%	Long
			Aluminum	2.9%	Short			Aluminum	2.9%	Short
FINANCIALS	63%					64%
Currencies	26%	Short $	Australian Dollar	2.8%	Long	26%	Short $	Australian Dollar	3.1%	Long
			U.S. Dollar/ Australian Dollar	2.5%	Long			U.S. Dollar/ Australian Dollar	2.6%	Long
Equities	16%	Long	S&P 500	3.4%	Long	17%	Long	S&P 500	4.1%	Long
			CAC Index	2.0%	Long			CAC Index	1.8%	Long
Fixed Income	21%	Long	U.S. 10-Year Treasury Notes	3.5%	Long	21%	Long	U.S. 10-Year Treasury Notes	4.1%	Long
			Bunds	2.6%	Long			Bunds	2.6%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

The crude oil markets earned modest gains as declines in U.S. supplies and a better outlook for domestic industrial production supported prices. Natural gas prices rallied in excess of 8% as heat waves across the U.S. boosted demand for fuel needed to power air conditioners.

Grains/Foods

Speculators drove grains markets higher as forecasts for hot and dry weather through major farming regions threatened supplies. The grains markets were supported by U.S. Department of Agriculture reports forecasting smaller 2012 supplies and record-high demand from ethanol producers. Sugar prices fell as forecasts for Brazilian production came in higher than previous estimates.

Metals

Gold and silver prices moved strongly higher as safe-haven buying resumed due to renewed sovereign debt concerns in Europe. Comments by the U.S. Federal Reserve Chairman citing further potential economic stimulus in the U.S., which could have a negative impact on the U.S. dollar also added to the rally in precious metals. Base metals markets finished the week nearly flat as the bullish impact of improved Chinese import data was nearly offset by the bearish impact of depressed industrial demand stemming from the debt crisis in Europe.

Currencies

The euro declined sharply as investors feared recent Eurozone debt concerns were spreading into the Italian and Spanish financial markets. The Swiss franc benefitted from the euro's downward moves due to the resulting increased demand for safe-haven assets. The Japanese yen also moved higher as strong economic data supported buying.

Equities

Global equity markets moved generally lower as ongoing Eurozone debt concerns prompted liquidations. European equities showed the biggest declines as financial instability in Spain and Italy could have a significant impact on the overall Eurozone economy.

Fixed Income

U.S. Treasury markets rallied as equity market weakness supported buying in the safer debt markets. German bunds also rallied higher as Eurozone investors sought to diversify exposure away from the sovereign debt of smaller European nations.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.